Salarius Pharmaceuticals Reports Second Quarter 2022 Financial Results and Provides Business Update

Multiple development and data milestones expected from seclidemstat and SP-3164 programs in 2H22
Conference call and webcast today at 11:00 a.m. ET

HOUSTON (August 8, 2022) – Salarius Pharmaceuticals, Inc. (Nasdaq: SLRX), a clinical-stage biopharmaceutical company developing cancer therapies for patients in need of new treatment options, today reported financial results for the three and six months ended June 30, 2022, and provided a business update. Highlights of the quarter and recent weeks included:

Financial Highlights

•Cash and equivalents were $22.6 million as of June 30, 2022, compared with $29.2 million as of December 31, 2021
•Tightly managed expenses while progressing toward multiple near-term milestones
•Net loss of $4.7 million, or $0.09 per share, compared with net loss of $3.1 million, or $0.07 per share, for the second quarter of 2021

Seclidemstat (Targeted Protein Inhibitor) Highlights

•Added the Seattle Cancer Care Alliance – which is comprised of the Fred Hutchinson Cancer Research Center, Seattle Children's Hospital and University of Washington Medical Center – and Oregon Health & Sciences University as clinical trial sites, bringing the total number of sites supporting the Phase 1/2 sarcoma clinical trial to 15 with 23 locations across the U.S.
•Entered into a development collaboration with Volition Rx to advance rapid epigenetic profiling using Volition’s Nu.Q® technology to support further development of seclidemstat
•Continued patient enrollment in both the Salarius-sponsored seclidemstat sarcoma clinical trial and the M.D. Anderson Cancer Center investigator-initiated hematologic clinical trial

SP-3164 (Targeted Protein Degrader) Highlights

•Advanced plans for filing an Investigational New Drug (IND) application in 1H23 after completing the pre-Investigational New Drug meeting process with the U.S. Food and Drug Administration (FDA)
•Introduced SP-3164 to potential strategic partners at BIO International Conference

“The second quarter and recent weeks were extremely productive for Salarius as we advanced both our programs toward multiple near-term milestones. Our Phase 1/2 study with seclidemstat in Ewing’s and other FET-rearranged sarcomas is progressing and the investigator-initiated clinical trial with seclidemstat in hematologic or blood cancers at M.D. Anderson Cancer Center is also progressing. We continue to expect clinical updates from both these programs in the second half of the year,” stated David Arthur, CEO of Salarius Pharmaceuticals. “In addition, our development collaboration with Volition Rx should support further development of seclidemstat by studying potential biomarkers to allow for a noninvasive method of determining target engagement and assessing potential drug activity in patients.”

Mr. Arthur continued, “And, we were thrilled to add SP-3164 – a type of targeted protein degrader called a molecular glue – to our development pipeline earlier this year. We completed the pre-IND meeting process with the FDA and are proceeding with plans to file an IND in the first half of 2023 and begin clinical studies shortly thereafter. Protein degraders have recently received enormous attention based on their exceptional promise to selectively eliminate cancer-promoting proteins and provide the ability to pursue historically undruggable cancer-promoting targets. We believe protein degradation is an exciting area, in part driven by the commercial success of the first-generation molecular glues,

Revlimid and Pomalyst, which together generated more than $16 billion in 2021 global sales. We look forward to providing pre-clinical data updates later this year.”

Second Quarter Financial Results

Net loss for the second quarter of 2022 was $4.7 million, or $0.09 per share, compared with a net loss of $3.1 million, or $0.07 per share, for the second quarter of 2021. The increase in net loss was due to higher operating expenses, including development spending on SP-3164, our targeted protein degradation technologies purchased in January 2022. There was no grant revenue in the current quarter.

Net cash used for operating activities during the second quarter of 2022 was $3.6 million, compared with $3.2 million during the same quarter last year.

Six Month Financial Results

Net loss for the first half of 2022 was $10.8 million, or $0.22 per share, compared with a net loss of $4.9 million, or $0.13 per share, for the first half of 2021. The increase in net loss was primarily due to higher research and development expense, primarily resulting from the $2.0 million acquisition and development costs for the SP-3164 technology, seclidemstat development costs, and higher general and administrative expenses, when compared to the prior year. Additionally, there was no grant revenue in the current year, compared with grant revenue of $1.8 million in the first half of 2021.

Net cash used in operating activities for the first half of 2022 was $7.1 million, an increase of $1.2 million from the prior-year period. The increase is primarily due to higher research and development expense.

As of June 30, 2022, Salarius had cash, cash equivalents and restricted cash of $22.6 million, compared with $29.2 million as of December 31, 2021. Current cash and cash equivalents are expected to fund the company’s planned operations into 2023.

Conference Call

Salarius will host a conference call and webcast today, beginning at 11:00 a.m. ET to discuss financial results for the second quarter of 2022 and provide a business update.

Participants are encouraged to pre-register for the conference call here to receive a dedicated dial-in number and personal PIN.

Alternatively, participants may access the conference call by dialing:
•866-777-2509 (U.S. toll-free)
•412-317-5413 (International)

An audio webcast will be accessible via the Investors Events and Presentations section of the Company’s website http://investors.salariuspharma.com/ or here.

Following the conclusion of the conference call, a replay will be available until August 15, 2022, and can be accessed by dialing 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (International) with replay access code 2762786. An archive of the webcast will remain available for a period of time.

About Salarius Pharmaceuticals
Salarius Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing cancer therapies for patients in need of new treatment options. Salarius’ product portfolio includes seclidemstat, which is being studied as a potential treatment for pediatric cancers, sarcomas, and other cancers with limited treatment options, and SP-3164, an oral small molecule protein degrader. Seclidemstat is currently in a Phase 1/2 clinical trial for relapsed/refractory Ewing sarcoma and select additional sarcomas that share a similar biology to Ewing sarcoma, also referred to as Ewing-related or FET-rearranged sarcomas. Seclidemstat has received Fast Track Designation, Orphan Drug Designation, and Rare Pediatric Disease Designation for Ewing sarcoma from the U.S. Food and Drug Administration. Salarius has received financial support from the National Pediatric Cancer Foundation to advance the Ewing sarcoma clinical program and was also a recipient of a Product Development Award from the Cancer Prevention and Research Institute of Texas (CPRIT). For more information, please visit salariuspharma.com or follow Salarius on Twitter and LinkedIn.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release are forward-looking statements. These forward-looking statements may be identified by terms such as “believe,” “developing,” “may,” “potential,” “progress,” “potential,” and similar terms or expressions or the negative thereof. Examples of such statements include, but are not limited to, statements relating to the following: the value and benefits of the collaboration with Volition Rx; the ability to use biomarkers to advance Salarius’ product candidates; Salarius’ growth strategy; the value of seclidemstat as a treatment for Ewing sarcoma, Ewing-related sarcomas, and other cancers; expanding the scope of Salarius’ research and focus to high unmet need patient populations; milestones of Salarius’ current and future clinical trials, including the timing of data readouts; and Salarius’ expected financial condition, including the anticipated duration of cash runways and timing regarding needs for additional capital. Salarius may not actually achieve the plans, carry out the intentions or meet the expectations or objectives disclosed in the forward-looking statements. You should not place undue reliance on these forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and performance to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the sufficiency of Salarius’ capital resources; the ability of, and need for, Salarius to raise additional capital to meet Salarius’ business operational needs and to achieve its business objectives and strategy; future clinical trial results and impact of results on Salarius; that the results of studies and clinical trials may not be predictive of future clinical trial results; risks related to the drug development and the regulatory approval process; the competitive landscape and other industry-related risks; and other risks described in Salarius’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as revised or supplemented by its Quarterly Reports on Form 10-Q and other documents filed with the SEC. The forward-looking statements contained in this press release speak only as of the date of this press release and are based on management’s assumptions and estimates as of such date. Salarius disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Contact:

LHA Investor Relations
Kim Sutton Golodetz
kgolodetz@lhai.com
212-838-3777

(Tables to follow)

SALARIUS PHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS

	6/30/2022	12/31/2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 22,647,005	$ 29,214,380
Prepaid expenses and other current assets	368,161	949,215
Total current assets	23,015,166	30,163,595
Grants receivable from CPRIT	1,610,490	1,610,490
Other assets	162,419	193,874
Goodwill	8,865,909	8,865,909
Total assets	$ 33,653,984	$ 40,833,868
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$ 1,874,749	$ 1,543,096
Accrued expenses and other current liabilities	895,106	567,787
Total liabilities	2,769,855	2,110,883

Commitments and contingencies (Note 5)

Stockholders' equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; 0 issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 56,116,243 and 45,241,808 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	5,611	4,524
Additional paid-in capital	73,903,273	70,915,653
Accumulated deficit	(43,024,755)	(32,197,192)
Total stockholders' equity	30,884,129	38,722,985
Total liabilities and stockholders' equity	$ 33,653,984	$ 40,833,868

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2022	2021	2022	2021
Revenue:
Grant revenue	$ —	$ 571,387	$ —	$ 1,840,216
Operating expenses:
Research and development	2,921,572	2,096,302	7,361,047	3,836,957
General and administrative	1,836,395	1,591,905	3,514,149	2,924,674
Total operating expenses	4,757,967	3,688,207	10,875,196	6,761,631
Loss before other income (expense)	(4,757,967)	(3,116,820)	(10,875,196)	(4,921,415)
Change in fair value of warrant liability	6,427	42,186	12,235	(3,868)
Interest income (expense), net	33,202	265	35,398	(982)
Loss from continuing operations	(4,718,338)	(3,074,369)	(10,827,563)	(4,926,265)
Net loss	$ (4,718,338)	$ (3,074,369)	$ (10,827,563)	$ (4,926,265)

Loss per common share — basic and diluted	$ (0.09)	$ (0.07)	$ (0.22)	$ (0.13)
Weighted-average number of common shares outstanding — basic and diluted	53,522,468	44,756,201	49,908,914	37,654,521

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